Exhibit 99.1

Claire’s Stores, Inc. Announces Full Payment of Delayed Interest; Closing of Exchange Offer; Completion of Bank Refinancing

HOFFMAN ESTATES, Ill., Sept. 21, 2016 /PRNewswire/ — Claire’s Stores, Inc. (the “Company”) today announced the payment in full of interest due September 15, 2016 on its 9.0% Senior Secured First Lien Notes due 2019, 6.125% Senior Secured First Lien Notes due 2020 and 8.875% Senior Secured Second Lien Notes due 2019 (the “Second Lien Notes” and collectively, the “Secured Notes”). In addition, the Company announced the closing of its previously announced private offer to exchange (the “Exchange Offer”), and the related refinancing of its U.S. revolving credit facility. The Exchange Offer to holders of the Company’s Second Lien Notes, 7.750% Senior Notes due 2020 (the “Unsecured Notes”) and 10.500% Senior Subordinated Notes due 2017 (the “Subordinated Notes” and together with the Second Lien Notes and Unsecured Notes, the “Notes”) was made pursuant to a confidential offer to exchange statement dated August 12, 2016, as amended on August 29, 2016, and a related letter of transmittal. The Company had delayed payment of interest on the Secured Notes pending completion of the Exchange Offer, and a related amendment and restatement of its Europe credit facility.

Exchange Offer

On September 20, 2016, Claire’s Stores accepted approximately $331.7 million aggregate principal amount of Notes tendered, consisting of approximately $227.7 million aggregate principal amount of Second Lien Notes, approximately $103.3 million aggregate principal amount of Unsecured Notes and approximately $0.7 million aggregate principal amount of Subordinated Notes, in exchange for approximately $117.3 million aggregate principal amount of new five-year term loans of the Company and certain of its subsidiaries, consisting of approximately $20.4 million aggregate principal amount of 9.00% senior secured term loans due 2021 of the Company and its domestic subsidiaries (“Claire’s Stores Term Loans”), approximately $66.3 million aggregate principal amount of 9.00% senior secured term loans due 2021 of CLSIP LLC, an indirect wholly-owned subsidiary of the Company (“CLSIP Term Loans”), and approximately $30.6 million aggregate principal amount of 9.00% senior term loans due 2021 of Claire’s (Gibraltar) Holdings Limited (“Claire’s Gibraltar”), an indirect wholly-owned subsidiary of Claire’s Stores (“Claire’s Gibraltar Term Loans” and collectively with the Claire’s Stores Term Loans and the CLSIP Term Loans, the “Term Loans”).

In addition, certain funds managed by affiliates of Apollo Global Management, LLC (the “Apollo Funds”) and Claire’s Inc., the parent of Claire’s Stores (“Claire’s Inc.” and together with the Apollo Funds, the “Affiliated Holders”), effected a similar exchange (the “Affiliated Holder Exchange”) of all approximately $183.6 million aggregate principal amount of Claire’s Stores’ 10.500% PIK Senior Subordinated Notes due 2017 (the “PIK Subordinated Notes”) held by the Apollo Funds and all approximately $58.7 million aggregate principal amount of Subordinated Notes held by Claire’s Inc. for approximately $10.5 million aggregate principal amount of Claire’s Stores Term Loans, approximately $34.2 million aggregate principal amount of CLSIP Term Loans and approximately $15.8 million aggregate principal amount of Claire’s Gibraltar Term Loans.

Upon completion of the Exchange Offer and the Affiliated Holder Exchange, approximately $573.9 million aggregate principal amount of Notes was cancelled and replaced by $177.8 million aggregate principal amount of Term Loans, consisting of $30.9 million Claire’s Stores Term Loans, $100.5 million aggregate principal amount of CLSIP Term Loans and $46.4 million aggregate principal amount of Claire’s Gibraltar Term Loans. The Company’s total outstanding debt was reduced by approximately $396.0 million, debt maturities were extended and the Company estimates it will realize annual cash interest savings of approximately $24 million. As a result of the Exchange Offer, the Affiliated Holder Exchange and a May 2016 agreement with the Apollo Funds to exchange Subordinated Notes for PIK Subordinated Notes, the Company estimates it will realize annual cash interest savings of approximately $42 million.

Bank Refinancing

In addition, on September 20, 2016, the Company’s previously announced Amendment No. 3 (the “Third Amendment”) of the Amended and Restated Credit Agreement, dated as of September 20, 2012 (as amended, the “U.S. Credit Facility”), among the Company, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and the other lenders named therein (the “Lenders”) became effective.

Pursuant to the Third Amendment, the Company completed a refinancing of the U.S. Credit Facility as follows:

•	the Company, its domestic subsidiaries and Claire’s Inc., are parties to an amendment and restatement of the U.S. Credit Facility (the “Second Amended and Restated Credit Facility”), pursuant to which, among other things, the availability is reduced to an amount equal to $75.0 million less any amounts outstanding under the ABL Credit Facility (as defined below), the maturity has been extended to February 4, 2019 and certain covenants have been modified;

•	Claire’s Gibraltar is party to a new $40.0 million credit agreement maturing February 4, 2019 (the “Claire’s Gibraltar Credit Facility”) with the Lenders, the proceeds of which were used to reduce outstanding amounts under the U.S. Credit Facility by $40.0 million; and

•	the Company, its domestic subsidiaries and Claire’s Inc., are parties to a new ABL Credit Agreement (the “ABL Credit Facility”) maturing February 4, 2019, providing for revolving credit loans, subject to borrowing base availability, in an amount up to $75.0 million less any amounts outstanding under the U.S. Credit Facility.

Upon the delivery of financial statements for the quarter ended July 30, 2016 to the Lenders, the Company would have been in default under the Total Net Secured Leverage Ratio covenant contained in the U.S. Credit Facility. However, the Third Amendment changes the Total Net Secured Leverage Ratio covenant so this default does not arise.

Company Overview

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens and girls ages 3 to 35. The Company operates through its stores under two brand names: Claire’s® and Icing®. As of July 30, 2016, Claire’s Stores, Inc. operated 2,801 stores in 17 countries throughout North America and Europe, excluding 806 concession locations. The Company franchised 596 stores in 29 countries primarily located in the Middle East, Central and Southeast Asia, Central and South America, Southern Africa and Eastern Europe. More information regarding Claire’s Stores is available on the Company’s corporate website at www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: our level of indebtedness; general economic conditions; changes in consumer preferences and consumer spending; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; competition; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; failure to maintain our favorable brand recognition; failure to successfully market our products through other channels, such as e-commerce; uncertainties generally associated with the specialty retailing business, such as decreases in mall traffic; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; increase in our cost of merchandise; significant increases in our merchandise markdowns; inability to grow our company-operated store base, expand our international store base through franchise or similar licensing arrangements or expand our store base through store concessions; inability to design and implement new information systems; data security breaches of confidential information or other cyber-attacks; delays in anticipated store openings or renovations; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including laws and regulations governing the sale of our products, particularly regulations relating to heavy metals and chemical content in our products; changes in anti-bribery laws; changes in employment laws, including laws relating to overtime pay, tax laws and import laws; product recalls; increases in the costs of healthcare for our employees; increases in the cost of labor; labor disputes; loss of key members of management; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016 filed with the SEC on April 26, 2016. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information

Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: www.clairestores.com.

Contact Information

Ron Marshall, Chief Executive Officer

Phone: (847) 765-1100, or E-mail, investor.relations@claires.com